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                                 AMENDMENT NO. 2

                               TO RIGHTS AGEEMENT

     AMENDMENT NO. 2, dated as of February 25, 1999 (the "Amendment"), to the Rights Agreement, dated as of April 23, 1997, as amended by the First Amendment to the Rights Agreement, dated March 13, 1998 (the "Rights Agreement"), between Department 56, Inc., a Delaware corporation (the "Company"), and Chasemellon Shareholder Services, L.L.C., a New Jersey limited liability company, as Rights Agent (the "Rights Agent").

     WHEREAS, the Company and the Rights Agent are currently parties to the Rights Agreement; and

     WHEREAS, the Company and the Rights Agent wish to make certain changes to the Rights Agreement to eliminate the delayed redemption provisions set forth therein.

     NOW THEREFORE, the Company and the Rights Agent hereby agree as follows:


     1. AMENDMENTS TO THE RIGHTS AGREEMENT. The Rights Agreement shall be, and hereby is, amended as provided below, effective as of the date of this
Amendment:

     (a) The Defined Term Cross Reference Sheet is hereby amended by deleting the terms "Transaction" and "Transaction Person", and the corresponding cross references, therefrom.

     (b) Section 1 of the Rights Agreement is hereby amended by deleting paragraphs (q) and (r) therefrom and by redesignating paragraph (s) thereof as paragraph (q).

     (c) The definition of "Disinterested Directors" set forth in Section 1(h) of the Rights Agreement is hereby amended by deleting the existing text of clause (iii) thereof and by substituting in its place the following new clause (iii):

       "(iii) any Person who was directly or indirectly proposed or nominated as a director of the Company by an Acquiring Person or by any Affiliate or Associate of an Acquiring Person or by any representative of any of them."

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     (d) Section 23(a)(ii)(x)(B) of the Rights Agreement is hereby amended by deleting the final three words of such section (i.e., "a Transaction Person") and by substituting in place of such three words the following:

               "an Acquiring Person."

     (e) Section 23(a) of the Rights Agreement is hereby further amended by deleting clause (iii) of such section in its entirety.

     (f) Section 27 of the Rights Agreement is hereby amended by deleting the last sentence of such section in its entirety.

     2. REPRESENTATIONS AND WARRANTIES. Each of the Company and the Rights Agent represents and warrants that (i) the execution, delivery and performance of this Amendment by such party have been duly authorized by all necessary corporate action and (ii) this Amendment constitutes a valid and binding agreement of such party.

     3. COUNTERPARTS. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     4. GOVERNING LAW. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.


                               DEPARTMENT 56, INC.

                                   By:       /s/David H. Weiser
                                   Name:      David H. Weiser
                                   Title:     Senior Vice President -
                                              Legal and Human Resources


                             CHASEMELLON SHAREHOLDER
                                SERVICES, L.L.C.

                                   By:       /s/Constance A. Adams
                                   Name:     Constance A. Adams
                                   Title:    Assistant Vice President